UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 31, 2012

Cousins Properties Incorporated

(Exact name of registrant as specified in its charter)

Georgia	001-11312	58-0869052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

191 Peachtree Street NE, Suite 500, Atlanta, Georgia 30303-1740

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (404) 407-1000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 31, 2012, the Compensation Committee (the “Committee”) of Cousins Properties Incorporated (the “Company”) approved the grant of a special equity retention award to Lawrence L. Gellerstedt, III, the Company’s Chief Executive Officer (“CEO”). The Committee structured the $3.5 million special equity retention award as follows: (1) 60% of the total target award is in the form of restricted stock units (“RSUs”) that require the achievement of both total shareholder return (“TSR”) performance metrics for three, four and five year performance periods beginning January 1, 2012 and a five year service vesting requirement; and (2) 40% of the total target award is in the form of restricted stock that vests over a three-year service requirement.

The Committee structured the award to promote the Company’s retention and succession planning objectives, to solidify and retain effective leadership needed to weather the cyclical commercial real estate markets, as well as to be aligned with long-term shareholder interests. The Committee also considered leadership stability in establishing the service requirement of the award. To align the award with the interests of shareholders, the Committee determined that 60% of the award would be subject to performance conditions. The Committee also considered that Mr. Gellerstedt has transitioned and performed well since his appointment as CEO in July 2009, and that no equity award was granted to him in connection with his appointment. In addition, the Committee also considered the limited retention value in Mr. Gellerstedt’s outstanding equity awards and the extent of the disruption likely to be caused to its long-term succession plan by his unplanned departure from the Company. The Committee worked with its independent compensation consultant in structuring the award.

The performance-conditioned RSUs have a grant date target value of $2.1 million. The award is structured with three performance periods, a three-year performance period from 2012 to 2014 (the “first performance period”), a four-year performance period from 2012 to 2015 (the “second performance period”) and a five-year performance period from 2012 to 2016 (the “overall performance period”). The award is earned to the extent the Company meets certain TSR levels for each performance period relative to the companies in the SNL US REIT Office Index as of January 1, 2012. The RSUs are granted under the Company’s 2005 Restricted Stock Unit Plan and will be settled in cash.

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If TSR is at the 35th percentile of the index for the applicable performance period, 50% of the target RSUs for that performance period will be credited. If TSR is at the 50th percentile of the index for the applicable performance period, 100% of the target RSUs for that performance period will be credited. If TSR is at or above the 75th percentile of the index for the applicable performance period, 150% of the target RSUs for that performance period will be credited. The target RSUs to be credited will be interpolated between the 35th and 50th percentiles and the 50th and 75th percentiles. If TSR is below the 35th percentile of the index for the applicable performance period, no RSUs are credited for that performance period. Moreover, if the TSR is negative for any applicable performance period, regardless of the Company’s TSR performance relative to other companies, no RSUs will be credited for that performance period.

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Up to one-third of the RSUs can be credited for meeting the TSR performance conditions for the first performance period. Up to two-thirds of the RSUs can be credited for meeting the TSR performance conditions for the second performance period (less the number of RSUs already credited). All of the RSUs can be credited for meeting the TSR performance conditions for the overall performance period (less the number of RSUs already credited).

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In addition to satisfying the TSR performance conditions, Mr. Gellerstedt must remain continuously employed through the fifth anniversary of the grant date in order to vest in any RSUs credited for any of the performance periods.

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If Mr. Gellerstedt’s employment is terminated for any reason except death before the fifth anniversary of the grant date, he will forfeit the RSUs in full regardless of whether the TSR performance conditions have been met. If his employment terminates due to death, he will vest in any RSUs that have been credited by satisfying the TSR performance conditions for performance periods ending prior to the date of his death, if any.

The time-vested restricted stock has a grant date fair value of $1.4 million and will vest ratably over three years on each anniversary of the grant date. If Mr. Gellerstedt’s employment is terminated for any reason except death, he will forfeit all unvested shares. If his employment terminates due to death, he will vest in any unvested shares. The restricted stock is granted under the Company’s 2009 Incentive Stock Plan.

The forms of the special retention award agreements are filed as exhibits to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Form of Restricted Stock Unit Certificate for 2012-2016 Performance Period

10.2	Form of Stock Grant Certificate

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2012

COUSINS PROPERTIES INCORPORATED

By:	/s/ Robert M. Jackson
Robert M. Jackson
Senior Vice President, General Counsel and Corporate Secretary